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                                                                     Exhibit 5.1

August 1, 2001




Neuberger Berman Inc.
605 Third Avenue
New York, New York 10158

Ladies and Gentlemen:

We are delivering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") initially filed by Neuberger Berman Inc. (the "Company"), on August 1, 2001, with the Securities and Exchange
Commission under the Securities Act of 1933, as amended (the "Act"), with respect to (i) $175,000,000 aggregate principal amount at maturity of zero coupon senior convertible notes due 2021 issued by the Company on May 4, 2001 (collectively, the "Notes"), and (ii) shares of the Company's common stock, $0.01 par value per share (the "Shares"), issuable upon conversion, and/or purchase by the Company, of the Notes. The Notes have been issued pursuant to an Indenture, dated as of May 4, 2001, between the Company and The Bank of New York, as trustee (the "Indenture"). The Notes and the Shares are to be offered and sold by certain selling securityholders of the Company from time to time as set forth in the Registration Statement, and any amendments or supplements thereto.

We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials and such other documents relating to the incorporation of the Company and to the authorization and issuance of the Notes and the Shares, including the Indenture and Registration Statement, and have made such investigations of law, as we have deemed necessary and advisable. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies. In rendering the opinions expressed below, as to questions of fact material to such opinions we have relied upon certificates of public officials and representations of the Company and its officers.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

1. The Company is validly existing under the laws of the State of Delaware;

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August 1, 2001
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2.       The Notes have been duly authorized and are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent enforcement thereof might be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors' rights generally, and (ii) general principals of equity, regardless of whether enforceability is considered in a proceeding at law or equity; and

3. The Shares issuable upon conversion, and/or purchase by the Company, of the Notes have been duly authorized and reserved and, when delivered upon such conversion in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

In rendering the foregoing opinions, we do not express an opinion concerning any laws other than the laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States of America.

Very truly yours,

/s/ Willkie Farr & Gallagher